F&G Annuities & Life Reports Fourth Quarter and Full Year 2023 Results Des Moines, Iowa – (February 21, 2024) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the fourth quarter and twelve months (full year) ended December 31, 2023. Net loss for the fourth quarter of $299 million, or $2.41 per diluted share (per share), compared to a net loss of $176 million, or $1.41 per share, for the fourth quarter of 2022. Net loss for the fourth quarter of 2023 included $369 million of net unfavorable mark-to-market effects and $5 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net loss for the fourth quarter of 2022 included $300 million of net unfavorable mark-to-market effects and $6 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net loss for the full year of $58 million, or $0.47 per share, compared to net earnings of $635 million, or $5.52 per share, for the year ended December 31, 2022. Net loss for 2023 included $373 million of net unfavorable mark-to- market effects and $20 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net earnings for 2022 include $305 million of net favorable mark-to-market effects and $23 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings for the fourth quarter of $75 million, or $0.60 per share, compared to $130 million, or $1.04 per share for the fourth quarter of 2022. Adjusted net earnings (loss) include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long- term return expectations. The fourth quarter of 2023 includes short term investment income from alternative investments and $19 million of significant expense items, whereas the fourth quarter of 2022 included short term investment income from alternative investments and $58 million of significant income items. Adjusted net earnings for the full year of $335 million, or $2.68 per share, compared to $353 million, or $3.07 per share, for the year ended December 31, 2022. The full year 2023 includes short term investment income from alternative investments and $51 million of significant expense items, whereas the full year 2022 included short term investment income from alternative investments and $99 million of significant income items. Please see “Earnings Results” and “Non-GAAP Measures and Other Information” for further explanation. Company Highlights • Record profitable gross sales for F&G continues: Record gross sales of $4.1 billion for the fourth quarter, an increase of 52% over the fourth quarter 2022. For the full year 2023, record gross sales of $13.2 billion, an increase of 17% over the full year 2022 driven by record retail channel sales and robust institutional market sales • Record asset growth: Record assets under management (AUM) were $49.5 billion as of December 31, 2023, an increase of 14% from $43.6 billion in the prior year, driven by new business flows, stable inforce retention and net debt proceeds over the past twelve months. AUM before flow reinsurance was $56.3 billion as of December 31, 2023. The investment portfolio is performing well, as expected, with minimal credit-related impairments in 2023 • Return of capital to shareholders: F&G paid common dividends of $0.21 per share or $26 million in the fourth quarter. For the full year, F&G returned $119 million of capital to shareholders, including $101 million of common dividends paid and $18 million of share repurchases. As announced last week, the Board of Directors has declared a quarterly cash dividend of $0.21 per share, payable March 29, 2024, to shareholders of record as of March 15, 2024 • Strong solvency: Estimated risk-based capital (RBC) ratio for our primary operating subsidiary of approximately 440% as of December 31, 2023, well above our 400% target

- Ratings momentum: On January 12, 2024, A.M. Best upgraded the financial strength ratings of F&G's primary operating companies to 'A' (Excellent) from 'A-' (Excellent), recognizing the financial strength and stability of F&G's business as we execute on our diversified growth strategy
- **FNF's $250M Investment in F&G:** On January 16, 2024, F&G announced the closing of $250 million mandatory convertible preferred stock investment from its parent Fidelity National Financial, Inc. (FNF); F&G will use net proceeds from the investment to support the growth of its assets under management

Chris Blunt, President and Chief Executive Officer, commented, "I could not be more proud of our accomplishments over the last year as highlighted by record sales, which lifted our assets under management to $49.5 billion, also a record level for F&G. As we have grown, we have remained focused on our customers and were very pleased to have been voted #1 for customer satisfaction among U.S annuity providers by J.D. Power, an important accomplishment for our entire team and a reflection of the positive culture we've established at F&G. In addition, our inforce book remained steady and predictable throughout the year, for both assets and liabilities, even as markets became increasingly volatile. Our financial results and balance sheet strength were recognized by rating upgrades from A.M. Best and Moody's, which will provide an uplift to our organic growth. Importantly, we are well positioned to drive continued profitable growth and capture the market opportunity that lies ahead."

Mr. Blunt continued, "Looking at our fourth quarter results in more detail, they were impacted by the interest rate volatility that the annuities industry experienced as rates fell dramatically through the end of the year. The long-term outlook for our business remains unchanged. I remain optimistic, as we outlined in our recent Investor Day, that we can deliver double digit sales growth in 2024 supported by the launch of our RILA product earlier this month. Additionally, the drivers to continued margin expansion remain firmly in place as we effectively manage our operating expenses, benefit from enhanced investment margin opportunities, and grow the earnings power of F&G. Lastly, we are well positioned to continue to execute on our owned distribution strategy, which further strengthens our distribution relationships and gives us a diversifying source of additional earnings over time. In short, I could not be more excited about the future of our company as we enter 2024."

Summary Financial Results[1]

(In millions, except per share data)	Three Months Ended		Year Ended	
	December 31, 2023	December 31, 2022	2023	2022
Total gross sales	$ 4,083	$ 2,719	$ 13,153	$ 11,254
Net sales	$ 2,549	$ 1,911	$ 9,238	$ 9,006
Assets under management (AUM)	$ 49,453	$ 43,568	$ 49,453	$ 43,568
Average assets under management (AAUM) YTD	$ 46,265	$ 40,069	$ 46,265	$ 40,069
AUM before flow reinsurance	$ 56,278	$ 46,432	$ 56,278	$ 46,432
Adjusted return on assets	0.72 %	0.88 %	0.72 %	0.88 %
Net earnings (loss)	$ (299)	$ (176)	$ (58)	$ 635
Net earnings (loss) per diluted share	$ (2.41)	$ (1.41)	$ (0.47)	$ 5.52
Weighted average diluted shares	124	125	124	115
Adjusted net earnings (loss)	$ 75	$ 130	$ 335	$ 353
Adjusted net earnings (loss) per diluted share	$ 0.60	$ 1.04	$ 2.68	$ 3.07
Adjusted weighted average diluted shares	125	125	125	115
Book value per share	$ 24.63	$ 19.09	$ 24.63	$ 19.09
Book value per share excluding AOCI	$ 40.42	$ 41.45	$ 40.42	$ 41.45
Common shares outstanding	126	126	126	126

[1]See definition of non-GAAP measures below

Fourth Quarter 2023 Results Record gross sales were $4.1 billion in the fourth quarter, an increase of 52% from $2.7 billion in the fourth quarter 2022, driven by record retail channel sales and strong institutional market sales. Record profitable Retail channel sales were $3.0 billion for the fourth quarter, a 20% increase from $2.5 billion in the fourth quarter of 2022, driven by robust multiyear guaranteed annuity (MYGA) sales in the higher rate environment. Strong Institutional market sales were $1.1 billion in the fourth quarter, compared to $0.2 billion in the fourth quarter of 2022, driven by higher pension risk transfer and FHLB funding agreement sales. Net sales retained were $2.5 billion in the fourth quarter, compared to $1.9 billion in fourth quarter 2022. Net sales reflect third party flow reinsurance which has increased from 50% to 90% of MYGA sales during 2023, in line with our capital targets. Record assets under management (AUM) were $49.5 billion as of December 31, 2023, an increase of 14% from $43.6 billion as of December 31, 2022. AUM before flow reinsurance was $56.3 billion as of December 31, 2023. A rollforward of AUM can be found in the Non-GAAP Measures section of this release. Adjusted net earnings for the fourth quarter of $75 million, or $0.60 per share, compared to $130 million, or $1.04 per share for the fourth quarter of 2022. Adjusted net earnings (loss) include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long- term return expectations. • Adjusted net earnings for the fourth quarter of 2023 include $110 million, or $0.88 per share, of investment income from alternative investments and $19 million or $0.15 per share of significant expense items (comprised of $10 million of one-time fixed asset impairment charge, $9 million actuarial industry assumption update). Alternative investments investment income based on management’s long-term expected return of approximately 10% was $147 million, or $1.18 per share. • Adjusted net earnings for the fourth quarter of 2022 include $41 million, or $0.32 per share, of investment income from alternative investments and $58 million, or $0.46 per share, of significant income items (comprised of a one-time tax benefit from carryback of capital losses). Alternative investments investment income based on management’s long-term expected return of approximately 10% was $113 million, or $0.90 per share. As compared to the prior year, the adjusted net earnings decrease reflects modest product margin expansion, due to the inherent timing lag between the precipitous decline in rates and our pricing actions in the fourth quarter of 2023, and accretive flow reinsurance fees, which were more than offset by higher interest expense due to planned capital market activity and higher operating costs in line with our growth in sales and assets and continued investments in our operating platform. Full Year 2023 Results Record gross sales were $13.2 billion for the full year, an increase of 17% from $11.3 billion for the full year 2022, driven by record retail channel sales and robust institutional market sales. Record profitable Retail channel sales were $10.0 billion for the full year, an 18% increase from $8.5 billion for the full year 2022, driven by growth across our agent, bank and broker dealer channels. Robust Institutional market sales were $3.2 billion for the full year, comprised of $2.0 billion pension risk transfer and $1.2 billion funding agreements, compared to $2.8 billion for the full year 2022, comprised of $1.4 billion pension risk transfer and $1.4 billion funding agreements. Record net sales retained were $9.2 billion for the full year, compared to $9.0 billion for full year 2022. Assets under management (AUM) were $49.5 billion as of December 31, 2023, an increase of 14% from $43.6 billion as of December 31, 2022, driven by net new business flows, stable inforce retention and net debt proceeds over the past twelve months. AUM before flow reinsurance was $56.3 billion as of December 31, 2023. A rollforward of AUM can be found in the Non-GAAP Measures section of this release.

Adjusted net earnings for the full year of $335 million, or $2.68 per share, compared to full year 2022 of $353 million, or $3.07 per share. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. • Adjusted net earnings for the full year 2023 included $405 million, or $3.24 per share, of investment income from alternative investments and $51 million, or $0.41 per share, of net significant expense items (comprised of $37 million tax valuation allowance, $10 million of one-time fixed asset impairment charge, $9 million actuarial industry assumption update, partially offset by $5 million bond prepay income). Alternative investments investment income based on management’s long-term expected return of approximately 10% was $558 million, or $4.46 per share. • Adjusted net earnings for the full year 2022 included $202 million, or $1.75 per share, of investment income from alternative investments and $99 million, or $0.85 per share, of significant income items (comprised of $66 million gain from actuarial assumption updates, $20 million net tax benefits and $13 million CLO redemption gains and other). Alternative investments investment income based on management’s long-term expected return of approximately 10% was $419 million, or $3.64 per share. As compared to the prior year, adjusted net earnings reflect asset growth, product margin expansion and accretive flow reinsurance fees, partially offset by an increase in interest expense due to planned capital market activity and higher operating costs in line with our growth in sales and assets and continued investments in our operating platform. Capital and Liquidity Highlights GAAP book value excluding AOCI was $5.1 billion or $40.42 per share, based on 126 million common shares outstanding as of December 31, 2023. This reflects a decrease of $2.88 or 7% during the quarter, including $0.50 per share decrease from capital actions and $2.93 per share net decrease for mark-to-market movements; partially offset by $0.55 per share increase from adjusted net earnings and other. Book value per share excluding AOCI as of September 30, 2023 $ 43.30 Adjusted net earnings and other 0.55 Book value per share excluding AOCI, before capital actions & mark-to-market $ 43.85 Capital actions (common dividends and equity grants) (0.50) Book value per share excluding AOCI, before mark-to-market $ 43.35 Mark-to-market movement (2.93) Book value per share excluding AOCI as of December 31, 2023 $ 40.42 The debt-to-capitalization ratio, excluding AOCI, was 25.7% as of December 31, 2023. This is in line with our long-term target of approximately 25% and we expect that our balance sheet will naturally delever as a result of growth in total equity, excluding AOCI. • On November 29, 2023, F&G issued $345 million of 7.95% senior unsecured notes due in 2053. Net proceeds from the senior notes will be used to repay borrowings under our revolving credit facility and for general corporate purposes, including the support of growth opportunities. • As of December 31, 2023, F&G’s consolidated debt was $1.8 billion, up $0.2 billion from the preceding quarter primarily due to F&G’s senior note issuance and partial revolver paydown in December. • On February 16, 2024, F&G entered into an amendment with the lenders to increase the aggregate principal amount of its revolving credit facility by $85 million, from $665 million to $750 million, and extended the maturity of the facility by two years, to November 2027. The outstanding balance is $365 million. During the fourth quarter, F&G paid common dividends of $26 million. For the full year, F&G paid common dividends at $0.81 per share for a total $101 million and repurchased 0.9 million common shares for a total $18.3 million, at an average price of $21.07 per share. Capacity remaining under the existing share repurchase authorizations was $31.7 million at December 31, 2023. The Board of Directors has declared a quarterly dividend of $0.21 per common share, payable on March 15, 2024, to shareholders of record as of the close of business on March 29, 2024.

The Company continues to have a strong and stable capital position with an estimated statutory company action level risk-based capital (RBC) ratio for our primary operating subsidiary of approximately of 440% as of December 31, 2023, well above our 400% target. Ratings momentum has been positive. On January 12, 2024, A.M. Best upgraded the financial strength ratings of F&G’s primary operating companies to 'A' (Excellent) from ‘A-’ (Excellent), with stable outlook. On January 16, 2024, F&G announced the closing of a preferred stock investment from its parent Fidelity National Financial, Inc. (FNF). FNF has agreed to invest $250 million in exchange for 5,000,000 shares of F&G’s 6.875% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share. F&G will use net proceeds from the investment to support the growth of its assets under management. Conference Call We will host a call with investors and analysts to discuss F&G’s fourth quarter and full year 2023 results on Thursday, February 22, 2023, beginning at 9:00 a.m. Eastern Time. A live webcast of the conference call will be available on the F&G Investor Relations website at fglife.com. The conference call replay will be available via webcast through the F&G Investor Relations website at fglife.com. The telephone replay will be available from 1:00 p.m. Eastern Time on February 22, 2024, through February 29, 2024, by dialing 1-844-512-2921 (USA) or 1-412- 317-6671 (International). The access code will be 13743444. About F&G F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) December 31, 2023 December 31, 2022 Assets: Investments: Fixed maturity securities available for sale, at fair value, (amortized cost of $43,601), net of allowance for credit losses of $35 at December 31, 2023 $ 40,419 $ 31,218 Preferred securities, at fair value 469 722 Equity securities, at fair value 137 101 Derivative investments 797 244 Mortgage loans, net of allowance for credit losses of $66 at December 31, 2023 5,336 4,554 Investments in unconsolidated affiliates (certain investments at fair value of $285 at December 31, 2023) 3,071 2,455 Other long-term investments 608 537 Short-term investments 1,452 1,556 Total investments $ 52,289 $ 41,387 Cash and cash equivalents 1,563 960 Reinsurance recoverable, net of allowance for credit losses of $21 at December 31, 2023 8,960 5,417 Goodwill 1,749 1,749 Prepaid expenses and other assets 931 941 Other intangible assets, net 4,207 3,429 Market risk benefits asset 88 117 Income taxes receivable 27 28 Deferred tax asset, net 388 600 Total assets $ 70,202 $ 54,628 Liabilities and Equity: Contractholder funds $ 48,798 $ 40,843 Future policy benefits 7,050 5,021 Market risk benefits liability 403 282 Accounts payable and accrued liabilities 2,011 1,260 Notes payable 1,754 1,114 Funds withheld for reinsurance liabilities 7,083 3,703 Total liabilities $ 67,099 $ 52,223 Equity: F&G common stock $0.001 par value; authorized 500,000,000 shares as of December 31, 2023; outstanding and issued shares of 126,332,142 and 127,234,902 as of December 31, 2023, respectively — — Additional paid-in-capital 3,185 3,162 Retained earnings 1,926 2,061 Accumulated other comprehensive (loss) income ("AOCI") (1,990) (2,818) Treasury stock, at cost (902,760 shares as of December 31, 2023) (18) — Total equity $ 3,103 $ 2,405 Total liabilities and equity $ 70,202 $ 54,628

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOURTH QUARTER AND YTD INFORMATION (In millions, except per share data) (Unaudited) Three months ended Year ended December 31, 2023 December 31, 2022 December 31, 2023 December 31, 2022 Revenues: Life insurance premiums and other fees $ 890 $ 335 $ 2,413 $ 1,704 Interest and investment income 589 439 2,211 1,655 Recognized gains and (losses), net 133 (147) (124) (1,010) Total revenues 1,612 627 4,500 2,349 Benefits and expenses: Benefits and other changes in policy reserves 1,632 730 3,553 1,126 Market risk benefit (gains) losses 115 5 95 (182) Other operating expenses 39 25 146 102 Depreciation and amortization 110 86 412 324 Personnel costs 65 47 232 157 Interest expense 26 6 97 29 Total benefits and expenses 1,987 899 4,535 1,556 Earnings (loss) before income taxes (375) (272) (35) 793 Income tax expense (benefit) (76) (96) 23 158 Net earnings (loss) $ (299) $ (176) $ (58) $ 635 Net earnings (loss) per common share: Basic $ (2.41) $ (1.41) $ (0.47) $ 5.52 Diluted $ (2.41) $ (1.41) $ (0.47) $ 5.52 Weighted average common shares used in computing net earnings (loss) per common share: Basic 124 125 124 115 Diluted 124 125 124 115

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) AND ADJUSTED NET EARNINGS (LOSS)

(In millions)	Three months ended December 31, 2023	Three months ended December 31, 2022	Year ended December 31, 2023	Year ended December 31, 2022
Net earnings (loss)	$ (299)	$ (176)	$ (58)	$ 635
Non-GAAP adjustments[(1)]:				
Recognized (gains) losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	9	110	98	446
Change in allowance for expected credit losses	15	11	48	24
Change in fair value of reinsurance related embedded derivatives	162	5	128	(352)
Change in fair value of other derivatives and embedded derivatives	(72)	10	(60)	(1)
Recognized (gains) losses, net	114	136	214	117
Market related liability adjustments	353	217	258	(534)
Purchase price amortization	6	5	22	21
Transaction costs and other non-recurring items	—	2	3	10
Income taxes on non-GAAP adjustments	(99)	(54)	(104)	104
Adjusted net earnings (loss)[(1)]	$ 75	$ 130	$ 335	$ 353

[1]See definition of non-GAAP measures below

- Adjusted net earnings of $75 million, or $0.60 per share, for the fourth quarter of 2023 include $110 million, or $0.88 per share, of investment income from alternative investments and $19 million or $0.15 per share of significant expense items (comprised of $10 million of one-time fixed asset impairment charge, $9 million actuarial industry assumption update). Alternative investments investment income based on management's long-term expected return of approximately 10% was $147 million, or $1.18 per share.

- Adjusted net earnings of $130 million, or $1.04 per share, for the fourth quarter of 2022 included $41 million, or $0.32 per share, of investment income from alternative investments and $58 million, or $0.46 per share, one-time tax benefit from carryback of capital losses. Alternative investments investment income based on management's long-term expected return of approximately 10% was $113 million. or $0.90 per share.

- Adjusted net earnings of $335 million, or $2.68 per share, for the full year 2023 included $405 million, or $3.24 per share, of investment income from alternative investments and $51 million, or $0.41 per share, of net significant expense items (comprised of $37 million tax valuation allowance, $10 million of one-time fixed asset impairment charge, $9 million actuarial industry assumption update, partially offset by $5 million bond prepay income). Alternative investments investment income based on management's long-term expected return of approximately 10% was $558 million, or $4.46 per share.

- Adjusted net earnings of $353 million, or $3.07 per share, for the twelve months ended December 31, 2022 included $202 million, or $1.75 per share, of investment income from alternative investments, $66 million, or $0.57 per share, gain from actuarial assumption updates, $20 million, or $0.17 per share, net tax benefits and $13 million, or $0.11 per share, CLO redemption gains and other income and expense items. Alternative investments investment income based on management's long-term expected return of approximately 10% was $419 million, or $3.64 per share.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	As of			
(In millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total Equity	$ 3,103	$ 2,372	$ 2,518	$ 2,485
Less: AOCI	(1,990)	(3,040)	(2,610)	(2,548)
Total Equity excluding AOCI[1]	$ 5,093	$ 5,412	$ 5,128	$ 5,033
Common shares outstanding	126	125	126	126
Book value per common share	$ 24.63	$ 18.98	$ 19.98	$ 19.72
Book value per common share, excluding AOCI	$ 40.42	$ 43.30	$ 40.70	$ 39.94

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE FLOW REINSURANCE

	Three months ended			
(In millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
AUM at beginning of period[1]	$ 47,437	$ 46,260	$ 45,422	$ 43,568
Net new business asset flows	3,181	1,707	1,925	2,387
Net flow reinsurance to third parties	(1,352)	(530)	(1,087)	(992)
Debt issuance (repayment) proceeds, net	187	—	—	459
AUM at end of period[1]	$ 49,453	$ 47,437	$ 46,260	$ 45,422
AAUM[1] - YTD	$ 46,265	$ 45,541	$ 44,948	$ 44,393
AUM before flow reinsurance[1]	$ 56,278	$ 52,910	$ 51,203	$ 49,278

SALES HIGHLIGHTS

	Three months ended		Twelve months ended	
(In millions)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total annuity sales	$ 2,895	$ 2,441	$ 9,765	$ 8,294
Indexed universal life sales	39	35	156	127
Funding agreements (FABN/FHLB)	385	—	1,256	1,443
Pension risk transfer	764	243	1,976	1,390
Gross sales[1]	$ 4,083	$ 2,719	$ 13,153	$ 11,254
Sales attributable to flow reinsurance to third parties	(1,534)	(808)	(3,915)	(2,248)
Net Sales[1]	$ 2,549	$ 1,911	$ 9,238	$ 9,006

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; and (vi) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non- operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which there is a net earnings loss on a GAAP basis but adjusted net earnings using the non- GAAP measure to include additional dilutive shares that would be dilutive to adjusted net earnings. Adjusted Net Earnings per Diluted Share Adjusted net earnings per diluted share is calculated as adjusted net earnings divided by the adjusted weighted- average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets Adjusted return on assets is calculated by dividing year-to-date annualized adjusted net earnings by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Equity excluding AOCI Adjusted return on average equity is calculated by dividing the rolling four quarters adjusted net earnings (loss), by total average equity excluding AOCI. Average equity excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings (loss). Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance qualifying for risk transfer in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Flow Reinsurance AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Share excluding AOCI Book value per share excluding AOCI is calculated as total equity (or total equity excluding AOCI) divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Return on Average Equity excluding AOCI Return on average equity excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss), by total average equity excluding AOCI. Average equity excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization excluding AOCI Total capitalization excluding AOCI is based on total equity and the total aggregate principal amount of debt and total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Debt-to-Capital Ratio Debt-to-capital ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Total Equity excluding AOCI Total equity excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity.